Exhibit 99

4832 Grand Avenue Duluth, MN 55807 USA Phone: (218) 628-2217 Fax: (218) 628-3245 Email: info@ikonics.com Website: www.ikonics.com

News Contact:	Glenn Sandgren	For Immediate Release
	Chief Executive Officer	October 29, 2020
(218) 628-2217

IKONICS ANNOUNCES THIRD QUARTER 2020 RESULTS

DULUTH, MN - IKONICS Corporation (the “Company” or “IKONICS”) (Nasdaq:IKNX), a Duluth-based imaging technology company, announced third quarter 2020 earnings. IKONICS recorded third quarter 2020 revenue of $3,135,000 compared to $4,530,000 in 2019, a decline of 31%. IKONICS posted a third quarter 2020 loss of $274,000, or $0.14 per diluted share, compared to a loss of $163,000, or $0.08 per diluted share, for the same period in 2019. For the nine months ending September 30, 2020, the Company realized a net loss of $0.96 per diluted share compared to a net loss of $0.37 per diluted share for the same period in 2019.

Glenn Sandgren, IKONICS President and CEO, commenting on the third quarter noted, “We believe the Company has turned a corner and is exiting this very challenging environment. Sales continue to improve month over month, and we are seeing strong order patterns in our core legacy businesses so far in the fourth quarter. The sustainability actions taken earlier this year have had a favorable impact on our ability to achieve cash-flow break-even on lower than normal revenue levels as demonstrated in year over year third quarter performance.”

Key points:

-	Efforts to maintain a safe, COVID-19 free workplace have been successful to date. Our team is doing a remarkable job.

-	IKONICS core legacy businesses are experiencing sales momentum increases in the fourth quarter.

-	As of September 30, 2020, cash and cash equivalents were $3,500,000, well above second quarter levels.

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The AMS business unit whose largest customers are aircraft subcontractors has experienced an amplified negative impact from the aerospace slowdown, after a solid start to the year. Improvement in aerospace market conditions is not expected until at least mid-2021.

-	The IKONART® crafting product line continues to exceed sales expectations, and our custom stencil kit is now available on Amazon.

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IKONICS Inkjet Solutions received favorable feedback during beta testing of our new DTX Dual-Print™ technology at multiple texturing facilities.  Based on the beta testing, the DTX Dual-Print system cuts the time in half for application of multiple-layer patterns resulting in significant labor savings for customers, as well as ensuring precise layer-to-layer registration.  DTX Dual-Print is expected to be widely available in early 2021.

Sandgren continued, “Barring unforeseen COVID-19 related restrictions and market impact, we expect the business climate for all our non-aerospace served markets to continue to improve in 4th quarter 2020 and through 2021. The improvement in business conditions, in conjunction with new product initiatives, is expected to yield a marked improvement in 2021 financial performance.”

This press release contains forward-looking statements regarding sales, gross profits, net earnings, balance sheet position, new products, new business initiatives, customer behavior, market trends, and the impacts of the COVID-19 pandemic and efforts to mitigate the same that involve risks and uncertainties. The Company's actual results could differ materially as a result of domestic and global economic conditions, downturns in the aerospace or automotive industries, unexpected production delays by customers using the Company’s products, competitive market conditions, changes in consumer preferences, inability to commercialize technologies the Company is developing on the anticipated timeline or at all, acceptance of new products the Company offers, introduction of new products or technologies by competitors, unexpected capital expenditure requirements, delays in completing planned expansions, the ability to control operating costs without impacting growth as well as the factors described in the Company's Forms 10-K, and 10-Q, and other reports on file with the SEC.

IKONICS Corporation

CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

For the Three and NIne Months Ended September 30, 2020 and 2019

	Three Months Ended		Nine Months Ended
	9/30/20	9/30/19	9/30/20	9/30/19
Net sales	$3,134,984	$4,530,361	$9,204,615	$12,655,463

Cost of goods sold	2,261,205	3,118,299	6,792,709	8,805,853

Gross profit	873,779	1,412,062	2,411,906	3,849,610

Operating expenses	1,116,293	1,565,871	4,484,434	4,736,004

Loss from operations	(242,514)	(153,809)	(2,072,528)	(886,394)

Interest expense	(24,592)	(22,799)	(70,699)	(67,589)

Other Income	39	16,225	8,722	49,722

Loss before income taxes	(267,067)	(160,383)	(2,134,505)	(904,261)

Income tax expense (benefit)	6,929	2,361	(232,000)	(170,775)

Net loss	$(273,996)	$(162,744)	$(1,902,505)	$(733,486)

Loss per common share-basic and diluted	$(0.14)	$(0.08)	$(0.96)	$(0.37)

Average diluted shares outstanding	1,976,354	1,978,926	1,976,354	1,981,568

CONDENSED BALANCE SHEETS

As of September 30, 2020 and December 31, 2019

	9/30/2020	12/31/2019
Assets	(unaudited)
Current assets	$7,476,064	$8,692,188
Property, plant, and equipment, net	7,550,029	7,915,984
Intangible assets, net	247,983	271,369
	$15,274,076	$16,879,541
Liabilities and Stockholders' Equity
Current liabilities	$4,431,685	$1,934,486
Long-term debt	478,060	2,688,357
Stockholders' equity	10,364,331	12,256,698
	$15,274,076	$16,879,541

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

For the Nine Months Ended September 30, 2020 and 2019

	9/30/2020	9/30/2019
Net cash used in operating activities	$(630,117)	$(619,563)
Net cash provided by (used in) investing activities	2,060,405	(90,467)
Net cash provided by (used in) financing activities	1,106,946	(154,368)

Net increase (decrease) in cash and cash equivalents	2,537,234	(864,398)
Cash and cash equivalents at beginning of period	963,649	1,623,137

Cash and cash equivalents at end of period	$3,500,883	$758,739